Contacts:
Christopher Martin, Investor Relations
703.460.6609
Christopher.Martin@webMethods.com
John Conley, Public Relations
703.460.5996
John.Conley@webMethods.com
WEBMETHODS REPORTS FISCAL FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
FAIRFAX, Va. — May 10, 2007 — webMethods, Inc. (Nasdaq: WEBM), a leading provider of business integration and optimization software, today announced financial results for its fiscal fourth quarter and year ended March 31, 2007.
Total revenue for the fourth quarter was $51.2 million, compared to $59.4 million in the prior year period. License revenue for the fourth quarter was $18.4 million, compared to $27.6 million in the prior year period. Maintenance revenue for the fourth quarter was $21.1 million, compared to $19.2 million in the prior year period. Professional Services revenue for the fourth quarter was $11.7 million, compared to $12.5 million in the prior year period. Under U.S. generally accepted accounting principles (GAAP), the company’s net loss for the fourth quarter was $2.9 million, or a loss of $0.05 per share, compared to net income of $10.5 million, or earnings of $0.19 per diluted share, in the prior year period.
GAAP results for the fourth quarter reflect $2.9 million of stock-based compensation expense as a result of the company’s adoption of Financial Accounting Standard No. 123R in this fiscal year. Financial results for same period in fiscal year 2006 do not include these expenses. Fourth quarter GAAP results also include $1.4 million for amortization of acquired intangibles and $774,000 of transaction costs related to the proposed merger with Software AG. This compares to expenses of $496,000 for amortization of deferred warrant charge, $600,000 for amortization of acquired intangibles and $750,000 for a litigation settlement payment, net of insurance reimbursement, in last year’s fourth quarter GAAP results. Also included in last year’s fourth quarter was a $191,000 credit for the reduction of a previous accrual for excess facilities cost.
Income taxes for the quarters ended March 31, 2007 and 2006 include tax benefits of $2.0 million and $2.2 million, respectively, related to the reduction of valuation allowances on net operating loss carryforwards of certain foreign subsidiaries. These tax benefits were partially offset by income tax expenses related primarily to our foreign operations. In addition, the most recent fourth quarter includes a $1.2 million income tax provision related to a recent claim made by a state government.
For the fiscal year ended March 31, 2007, total revenue was $201.1 million, compared to $208.8 million in the prior year. License revenue for the year ended March 31, 2007 was $67.2 million, compared to $87.4 million in the prior year. Maintenance revenue for fiscal year 2007 was $83.0 million, compared to $74.2 million in the prior fiscal year. Professional Services revenue for the year ended March 31, 2007 was $50.9 million, compared to $47.2 million in the prior year. GAAP net loss for the year ended March 31, 2007 was $18.4 million, or a loss of $0.33 per share, compared to net income of $18.0 million, or earnings of $0.33 per diluted share, in the prior year.

GAAP results for the year ended March 31, 2007 include $11.6 million of stock-based compensation expense. Financial results for fiscal year 2006 do not include these expenses. Fiscal year 2007 GAAP results also include expenses of approximately $4.1 million for amortization of acquired intangibles, $1.3 million for restructuring costs related to the closing of an excess facility, $1.2 million for the write-off of in-process research and development costs, $1.0 million for severance and benefits costs related to the company’s cost savings initiative, and $1.2 million of transaction fees and other costs related to acquisitions and the proposed merger with Software AG. This compares to expenses of $2.5 million for amortization of deferred warrant charge, $2.4 million for amortization of acquired intangibles, and $750,000 for a litigation settlement payment, net of insurance reimbursement, in last year’s GAAP results.
“We’re pleased with our improved performance over the past half year as our efforts to achieve better sales force productivity and more consistent execution continue to take hold,” said David Mitchell, president and CEO, webMethods, Inc. “We were particularly pleased with the solid contributions of our newest BPM and SOA products in their first three and six months on the market, respectively. In conjunction with the strengths of the rest of our product portfolio, this reinforces our belief that the merger with Software AG is being undertaken from a position of strength and will prove to be a partnership for growth.”
Supplemental Financial Data
Revenue by geography (dollars in thousands):

	Three Months Ended			Fiscal Year Ended
	March 31,			March 31,
	2007	2006	Change	2007	2006	Change
North America	$30,052	$38,667	-22%	$124,592	$131,410	-5%
EMEA	14,554	14,772	-1%	52,322	52,884	-1%
Japan	1,805	1,941	-7%	7,845	9,100	-14%
Asia Pacific	4,792	4,036	19%	16,323	15,424	6%

Total revenue	$51,203	$59,416	-14%	$201,082	$208,818	-4%

Additional metrics for the quarter ended March 31, 2007:
•	We recorded four sales transactions greater than $1 million;

•	Our average sales transaction, for transactions over $100,000, was approximately $400,000;

•	About 77% of the quarter’s sales transactions were existing customers;

•	We added 27 new customers in the most recent quarter.
Quarterly Business Highlights: On April 5, 2007, the company and Software AG announced that they had entered into a definitive merger agreement for Software AG to acquire webMethods in a cash tender offer for $9.15 per share. The tender offer commenced on April 18, 2007 and is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, May 15, 2007, unless extended by Software AG pursuant to the terms of the definitive agreement. Software AG has announced that it intends to extend the expiration of the tender offer to 12:00 midnight, New York City time, on Friday, May 25, 2007, such that the tender offer will expire after the end of the 30-day period for initial review of the transaction by the Committee on Foreign Investment in the United States (CFIUS). All regulatory approvals required to complete the transaction, other than CFIUS, have been received at this time.
Version 7.0 of the webMethods Fabric product suite became generally available during the quarter. According to leading industry research firm Current Analysis (webMethods Strengthens SOA Suite with Fabric 7.0 Release, January 11, 2007), “[w]e are taking a positive stance on webMethods’ release of Fabric 7.0. This week’s General Availability release makes good on the company’s promise to incorporate registry and broker technologies purchased from Infravio this past September. It also marks the inclusion of two other important technologies, a semantic metadata library from the also recently acquired Cerebra and Blaze Advisor (a business rules management engine) provided by partner Fair Isaac Corp. The inclusion of these three key elements along with a series of product improvements, strongly positions Fabric 7.0 as one of the most comprehensive SOA Suites in the market.”
webMethods also unveiled during the fourth quarter webMethods Optimize for SAP, a new performance monitoring solution for SAP-based business processes.
During the fourth quarter, webMethods joined the Vendor Interop Alliance, a Microsoft-led consortium focused on improving application interoperability. webMethods also announced a new partnership with iTKO for service-oriented architecture (SOA) testing during this period as well as additional alliances with Asset Control, Logimethods, Torry Harris Business Solutions and Xpediant Solutions.
In conjunction with industry research firm ZapThink, webMethods also introduced during the quarter the SOA Master Class online (www.SOAMasterClass.com), a new educational website and online community for exchanging best practices among SOA practitioners. Members can also download evaluation copies of the webMethods Infravio X-Registry. webMethods also hosted a series of European Business Integration Forums. During these one-day events, webMethods executives shared best practices and emerging strategies for business process integration with customers, prospects and partners in a number of major European cities.
Global Customer Wins: webMethods won new and additional business during the fourth quarter with strategic customers worldwide. The following companies represent important new and follow-on business that closed during the quarter: Baker Hughes Oilfield Operations, Inc., Bank of Oklahoma N.A., Beijing Yisquare Technology Co., Ltd (for Ping An Life Insurance Company of China, Ltd), Communications Test Design, Inc., Dean Foods, DHL, Enporion, Fonterra Co-Operative Group Ltd, Kuhne & Nagel, MonierLifetile, Origin Energy Asset Management Services Pty Ltd, Parkway Hospitals Singapore Pte Ltd, Sony Electronics Inc., South Florida Water Management District, TD Banknorth, The Canadian Depository for Securities Limited, The Timberland Company, and Vodafone Portugal, among others.
About webMethods, Inc.
webMethods (NASDAQ: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,500 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.
###
The webMethods name and logo are registered trademarks of webMethods, Inc. in the United States and certain other countries. All other marks mentioned are trademarks or service marks of their respective companies.

webMethods, Inc. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Revenue
License	$18,378	$27,628	$67,218	$87,449
Maintenance	21,136	19,241	82,953	74,186
Professional services	11,689	12,547	50,911	47,183

Total revenue	51,203	59,416	201,082	208,818

Cost of revenue
Amortization of intangibles	1,376	600	4,095	2,397
License	310	299	1,433	1,002
Maintenance	3,257	3,182	12,999	12,774
Professional services	10,740	12,013	47,325	42,688

Total cost of revenue	15,683	16,094	65,852	58,861

Gross profit	35,520	43,322	135,230	149,957

Operating expenses
Sales and marketing	20,309	20,209	81,482	74,084
Research and development	11,439	9,973	45,882	40,197
General and administrative	8,559	6,270	31,081	23,812
In-process research and development	—	—	1,170	—
Restructuring costs	22	(191)	1,306	411

Total operating expenses	40,329	36,261	160,921	138,504

Operating (loss) income	(4,809)	7,061	(25,691)	11,453

Interest income and other, net	1,279	1,604	7,259	5,221

(Loss) income before taxes	(3,530)	8,665	(18,432)	16,674

Provision for income taxes	(642)	(1,803)	—	(1,348)

Net (loss) income	$(2,888)	$10,468	$(18,432)	$18,022

Basic net (loss) and diluted net income per share	$(0.05)	$0.19	$(0.33)	$0.33

Shares used in computing per share amounts:
Basic	56,523	54,367	55,758	53,779
Diluted	56,523	56,550	55,758	55,045

webMethods, Inc. Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	March 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$87,117	$82,371
Marketable securities available for sale	46,095	79,943
Accounts receivable, net	51,898	64,298
Deferred income tax assets, net	1,241	138
Prepaid expenses and other current assets	5,725	6,830

Total current assets	192,076	233,580

Marketable securities available for sale	999	—
Property and equipment, net	13,867	10,274
Goodwill	76,293	46,704
Intangibles assets, net	15,873	5,993
Long-term deferred income tax assets, net	3,166	1,961
Other assets	2,877	4,299

Total assets	$305,151	$302,811

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,996	$7,323
Accrued expenses	11,335	10,866
Accrued salaries and commissions	12,227	12,694
Deferred revenue	49,619	59,168
Current portion of capital lease	20	259

Total current liabilities	83,197	90,310

Capital lease obligations, net of current portion	—	10
Other long-term liabilities	5,958	3,941
Long-term deferred revenue	1,997	1,772

Total liabilities	91,152	96,033

Total stockholders’ equity	213,999	206,778

Total liabilities and stockholders’ equity	$305,151	$302,811